UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2004

BUSH INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8884	16-0837346
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Mason Drive

P.O. Box 460

Jamestown, New York 14702-0460

(Address of principal executive offices)

Registrant’s telephone number, including area code: (716) 665-2000

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events.

Bush Industries, Inc. (the “Registrant” or the “Company”), entered into an Extension of Waiver and Ninth Amendment (the “Ninth Amendment”), dated as of March 1, 2004, to that certain Credit and Guarantee Agreement, dated as of June 26, 1997, as amended (the “Credit Agreement”), with JPMorgan Chase Bank, as administrative agent for the lenders, and certain other banks. The Ninth Amendment, among other things, provided for a temporary waiver through April 1, 2004 of non-compliance by the Company of certain provisions of such Credit Agreement; modified the interest rate, terminated swing line loans; modified certain reporting obligations of the Company to the lenders; provided for the resignation of Citizens Bank of Pennsylvania as the co-agent under the Credit Agreement; provided for a pledge in favor of the lenders of all shares and ownership interests in Bush Beteiligungsgesellschaft gmbh; provided for limitations on multicurrency loans, including a prohibition on multicurrency loans if after giving effect thereto, the aggregate total outstanding loan exceeds the aggregate amount of all revolving credit commitments then outstanding less $2,000,000; and provided for the execution and delivery by the Company and its subsidiaries of a general release in favor of the lenders.

The Company has been advised that certain of the lenders under the Credit Agreement have sold their positions to third parties. The Company is obligated under the Credit Agreement to repay in whole its revolving credit facility on June 30, 2004. The Company continues to seek financing alternatives with respect to the payment due on June 30, 2004, the success of which no assurance can be given.

The above description of the Ninth Amendment is a brief summary only and is modified by the full text of the Ninth Amendment, which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

	10.1	Extension of Waiver and Ninth Amendment, dated March 1, 2004, to the Credit and Guarantee Agreement dated as of June 26, 1997, as amended.

	10.2	Press Release, dated March 1, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSH INDUSTRIES, INC.

Date: March 2, 2004	By:	/s/ Robert L. Ayres

Robert L. Ayres, President, Chief Operating Officer and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Extension of Waiver and Ninth Amendment, dated March 1, 2004, to the Credit and Guarantee Agreement dated as of June 26, 1997, as amended.

10.2	Press Release, dated March 1, 2004.

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